      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 1, 1997



                                                       REGISTRATION NO. 33-25223

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------


                               AMENDMENT NO. 1 TO


                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               ------------------

                            CRESCENT OPERATING, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                           6531/9999                              PENDING
(STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL                  (IRS EMPLOYER
 INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)               IDENTIFICATION NO.)
               777 MAIN STREET                                 GERALD W. HADDOCK, ESQ.
                  SUITE 2100                                 777 MAIN STREET, SUITE 2100
           FORT WORTH, TEXAS 76102                             FORT WORTH, TEXAS 76102
          TELEPHONE: (817) 877-0477                           TELEPHONE: (817) 877-0477
        (ADDRESS AND TELEPHONE NUMBER                    (NAME, ADDRESS AND TELEPHONE NUMBER
 OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)                   OF AGENT FOR SERVICE)

                               ------------------

                                   Copies to:

                            ROBERT B. ROBBINS, ESQ.
                            SYLVIA M. MAHAFFEY, ESQ.
                       SHAW, PITTMAN, POTTS & TROWBRIDGE
                              2300 N STREET, N.W.
                             WASHINGTON, D.C. 20037
                                 (202)663-8000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as possible after the effective date of this registration statement

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                               ------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE AS SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


--------------------------------------------------------------------------------

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses expected to be incurred in connection with the issuance and distribution of the Common Stock registered hereby, all of which expenses, except for the SEC registration fee, are estimates:

                        DESCRIPTION                             AMOUNT
                        -----------                            ---------
SEC Registration Fee........................................   $3,685.00
Listing Fee.................................................   $
Transfer Agent's and Registrar's Fee........................   $       *
Printing and Engraving Fees.................................   $       *
Legal Fees and Expenses.....................................   $       *
Accounting Fees and Expenses................................   $       *
Miscellaneous...............................................   $       *
                                                               ---------
          Total.............................................   $       *
                                                               =========

---------------

* To be furnished by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation, a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's bylaws, disinterested director vote, stockholder vote, agreement or otherwise.



     The Amended and Restated Certificate of Incorporation of the Company (the "Certificate") provides that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, will be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith. Such right to indemnification includes the right to have the Company pay the expenses incurred in defending any such proceeding in advance of its final disposition, subject to the provisions of the DGCL. Such rights are not exclusive of any other right which any person may have or thereafter acquire under any statute, provision of the Certificate, By-Law, agreement, vote of stockholders or disinterested directors or otherwise. No repeal or modification of such provision will in any way diminish or adversely affect the rights of any director, officer, employee or agent of the Company thereunder in respect of any occurrence or matter arising prior to any such repeal or modification. The Certificate also specifically authorizes the Company to maintain insurance and to grant similar indemnification rights to employees or agents of the Company.



     The DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.



     The Certificate provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except, if required by the DGCL as amended from time to time, for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, which concerns unlawful payments of dividends, stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of such provision will eliminate or reduce the effect of such provision in respect of any matter occurring, or any cause of action, suit or claim that, but for such provision, would accrue or arise prior to such amendment or repeal.


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits


          3.1            -- Form of Restated Certificate of Incorporation (filed
                            herewith)
          3.2            -- Form of Amended and Restated Bylaws (filed herewith)
          4.1**          -- Specimen stock certificate
          4.2            -- Form of Preferred Share Purchase Rights Plan (filed
                            herewith)
          5**            -- Opinion of Shaw, Pittman, Potts and Trowbridge as to the
                            legality of the Common Stock being registered
         10.1            -- Stock Incentive Plan (filed herewith)
         10.2            -- Intercompany Agreement, dated as of             , 1997,
                            between Crescent Operating Partnership and Crescent
                            Operating (filed herewith)
         10.3**          -- Form of Operating Agreement of Charter Behavioral Health
                            Systems, LLC
         10.4**          -- Form of Warrant Purchase Agreement between Crescent
                            Operating and Magellan with respect to Crescent Operating
                            securities
         23.1**          -- Consent of Shaw, Pittman, Potts & Trowbridge (included as part of Exhibit 5)
         23.2*           -- Consent of Arthur Andersen LLP
         99.1*           -- Consents of Certain Persons Named as Directors


---------------


* Filed previously.



** To be filed by amendment.


     (b) Financial Statement Schedules.


          Not applicable.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on May 1, 1997.



                                        CRESCENT OPERATING, INC.

                                          (Registrant)

                                        By:       /s/ GERALD W. HADDOCK
                                           -------------------------------------
                                                     GERALD W. HADDOCK
                                           PRESIDENT AND CHIEF EXECUTIVE OFFICER

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                   SIGNATURES                                    TITLE                       DATE
                   ----------                                    -----                       ----

             /s/ GERALD W. HADDOCK                Director, President and Chief         May 1, 1997
------------------------------------------------    Executive Officer (Principal
               GERALD W. HADDOCK                    Executive Officer and Principal
                                                    Financial Officer)

                                 EXHIBIT INDEX


        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
          3.1            -- Form of Restated Certificate of Incorporation (filed
                            herewith)
          3.2            -- Form of Amended and Restated Bylaws (filed herewith)
          4.1**          -- Specimen stock certificate
          4.2            -- Form of Preferred Share Purchase Rights Plan (filed
                            herewith)
          5**            -- Opinion of Shaw, Pittman, Potts and Trowbridge as to the
                            legality of the Common Stock being registered
         10.1            -- Stock Incentive Plan (filed herewith)
         10.2            -- Intercompany Agreement, dated as of             , 1997,
                            between Crescent Operating Partnership and Crescent
                            Operating (filed herewith)
         10.3**          -- Form of Operating Agreement of Charter Behavioral Health
                            Systems, LLC
         10.4**          -- Form of Warrant Purchase Agreement between Crescent
                            Operating and Magellan with respect to Crescent Operating
                            securities
         23.1**          -- Consent of Shaw, Pittman, Potts & Trowbridge (included as part of Exhibit 5)
         23.2*           -- Consent of Arthur Andersen LLP
         99.1*           -- Consents of Certain Persons Named as Directors


---------------


* Filed previously.



** To be filed by amendment.